EXHIBIT 99
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

September 25, 2006	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Elects Non-Executive Chairman of the Board and
Elects Chief Executive Officer as Board Member

UIL Holdings Corporation (NYSE:UIL) is pleased to announce the election of F. Patrick McFadden, presently Lead Director of UIL’s Board of Directors, as the Non-Executive Chairman of the Board of Directors, effective October 1, 2006. Mr. McFadden will succeed Nathaniel D. Woodson, who will retire at the end of the month as Chairman of the Board of UIL Holdings.

UIL’s decision to elect a Non-Executive Chairman is consistent with the Corporation’s practice as an industry leader in corporate governance. The Non-Executive Chair’s role is to focus on the functioning of the Board, enhance the independence of the Board and provide clear support to the Chief Executive Officer in running the Company.

Mr. McFadden, 69, the former Chairman and Chief Executive Officer of Citizens Bank of Connecticut, is also Vice-Chairman of the Board of Directors for Yale-New Haven Health Services Corporation and a Board Member for Higher One, a banking company. Mr. McFadden has been a Board Member of UIL since 1987.

“We are very pleased to elect Pat as Non-Executive Chairman of the Board. Pat has a thorough knowledge of UIL and its vision for the future,” commented Nathaniel D. Woodson. “Pat’s leadership as Non-Executive Chairman of the Board and Jim Torgerson’s leadership as Chief Executive Officer and President of the Company will ensure that the strategy of the Company will be executed.”

At the meeting of the Board of Directors on September 25, 2006, the Directors of the Board also elected James P. Torgerson, Chief Executive Officer and President of UIL, as a Director of the Board. After the effectiveness of the above appointments, the UIL Board will continue to consist of 11 Members.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in Bridgeport and New Haven and their surrounding areas, and Xcelecom, Inc., a leading provider of specialty contracting services. For more information on UIL Holdings, visit us at http://www.uil.com.